EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) dated this day of , 2002 but effective as of February 1, 2002 (the “Effective Date”) is made by and between J.D. EDWARDS & COMPANY, a Delaware corporation (“J.D. Edwards”) and Pamela L. Saxton (“Saxton”).

RECITALS

A.	J.D. Edwards is engaged in the business of providing business-to-business software and services to enable companies to engage in collaborative commerce with their suppliers, customers and other business partners.

B.	Saxton is currently employed by J.D. Edwards in the position of Vice President and J.D. Edwards wishes to retain Saxton in the employment of J.D. Edwards for a period of at least one (1) year from the Effective Date of this Employment Agreement.

It is agreed between J.D. Edwards and Saxton as follows:

1.	Employment. J.D. Edwards hereby agrees to employ Saxton to perform the duties and responsibilities set forth in the job description attached as Attachment A to this Employment Agreement together with such other duties and responsibilities as shall be assigned to her from time to time by J.D. Edwards senior management which shall be consistent with Saxton’s job description. Saxton accepts such employment with J.D. Edwards upon the terms and conditions of this Employment Agreement and agrees to perform the duties and responsibilities described in this Section in accordance with all policies, procedures, rules and regulations adopted by J.D. Edwards Board of Directors or senior management. During the term of her employment, Saxton agrees to devote her full time and attention, skills and efforts to the performance of her duties and responsibilities on behalf of J.D. Edwards and to maintain and promote the business of J.D. Edwards.

2.	Term. Subject to the terms of Section 6, Termination, Saxton shall be employed by J.D. Edwards for a period of not less than one (1) year commencing on the Effective Date (the “Initial Employment Term”).

3.	Compensation.

3.1.

Annual Base Salary and Bonus. Saxton’s compensation from February 1, 2002 until January 31, 2003 shall be set at an annual base salary of $207,350 with an annual bonus target incentive of thirty percent (30%) of such base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards. Saxton shall be treated as any other executive with similar performance for purposes of salary increases established as a result of periodic compensation reviews. In the event of such compensation reviews before January 31, 2003, Saxton’s base salary shall be set at the new amount. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J.D. Edwards Board of Directors, but in no event will be less than the annual base salary of $207,350.

4.	Employee Benefits. Saxton will be eligible to participate in all employee benefits provided by J.D. Edwards to employees, based upon her position and tenure, including the following:

4.1.	Health and Life Insurance. J.D. Edwards agrees to provide to Saxton (and her spouse and dependents) coverage under J.D. Edwards group health and life insurance plan, the coverage, terms and benefits of which shall be determined, from time to time, in the sole discretion of J.D. Edwards Board of Directors.

4.2.	Paid Time Off. Saxton shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

4.3.	Qualified/Non-Qualified Plan(s). Saxton shall be entitled to participate in any qualified or non-qualified plan(s) adopted by J.D. Edwards Board of Directors and Saxton fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

5.	Severance Pay. If Saxton is terminated by J.D. Edwards, Saxton shall be entitled to receive severance pay in the amount of one year’s then current base salary. Saxton’s entitlement to benefits under this Section 5, Severance Pay, are conditioned upon Saxton and J.D. Edwards entering into a Separation Agreement substantially in the form attached as Attachment B. This severance payment will be made to Saxton within 15 business days after the execution of the Separation Agreement in a one-time, lump sum payment subject to appropriate tax withholding. Notwithstanding the foregoing, however, no severance allowance shall be paid if termination is for Cause or if Saxton voluntarily terminates employment within the Initial Employment Term.

5.1.	COBRA Medical Insurance. If Saxton’s employment is terminated without Cause, in addition to the severance payment in accordance with Section 5, Saxton and her dependents will be eligible for medical insurance (for herself and her spouse and dependent(s)) under COBRA. Commencing on the date of her termination for a period of one (1) year, J.D. Edwards will pay the COBRA premiums in accordance with the standard J.D. Edwards policy in the same proportion as when Saxton was an employee. Likewise, Saxton will be responsible to pay the COBRA premiums at the same proportion that she paid for health care coverage when she was an employee. Saxton and her dependents will be eligible to continue coverage at her sole cost beyond such date if she should so elect as provided by applicable law.

5.2.	Management Change in Control Plan. The J.D. Edwards & Company Management Change in Control Plan Saxton accepted on April 5, 1999 (the “Plan”) will remain in full force and effect for the term of this Employment Agreement and will continue thereafter only so long as Saxton remains an employee of J.D. Edwards. Therefore, the J.D. Edwards Board of Directors agrees that it waives all rights under the Plan to remove Saxton as a participant in the Plan, terminate the Plan with respect to Saxton, amend or otherwise modify the Plan in any manner that would be detrimental to Saxton or serve to reduce the Severance Benefits payable to Saxton under the Plan.

5.3.	Confidentiality and Non-Solicitation. Saxton acknowledges that she has signed the J.D. Edwards Employee Nondisclosure Agreement effective September 6, 1994 and confirms that she will continue to abide by the obligations contained therein. In addition, Saxton agrees that upon termination from J.D. Edwards she will not solicit or otherwise approach any then customer(s) of J.D. Edwards for the purpose of selling the products or services of Saxton’s new employer for a period of two (2) years.

5.4.	Indemnification Agreement. The parties executed the J.D. Edwards & Company Indemnification Agreement on the Effective Date attached as Attachment C and incorporated herein to this Employment Agreement (the “Indemnification Agreement”).

5.5.	Non-Compete. In consideration of the severance pay set forth in this Section 5, Saxton agrees not to accept employment with any of the direct competitors of J.D. Edwards listed on the list of Direct Competitors attached as Attachment D and incorporated herein to this Employment Agreement of J.D. Edwards for a period of one (1) year from the date of Saxton’s termination of employment. On an annual basis, Saxton and J.D. Edwards will mutually agree to add or eliminate competitors listed on Attachment D.

6.	Termination. J.D. Edwards shall have the right to terminate this Employment Agreement prior to its expiration only for “Cause” or “Performance” as set forth below:

6.1.	Termination for Cause. For the purposes of this Employment Agreement, “Cause” means the following:

6.1.1.	the willful and material breach of duty by Saxton in the course of her employment;
6.1.2.	the habitual neglect by Saxton of her employment duties;
6.1.3.	the disability of Saxton, which is the continued incapacity, whether physical or mental, of Saxton to perform her duties, unless waived by

J.D. Edwards. In the event of a termination for disability, Saxton will be eligible for all J.D. Edwards disability benefits; or
6.1.4.	Saxton’s gross misconduct resulting in material damage to J.D. Edwards.

6.2.	Termination for Performance. For the purposes of this Employment Agreement, termination for “Performance” shall be as determined by the J.D. Edwards Board of Directors in the good faith exercise of their business judgment.

6.3.	Dispute Resolution. Should Saxton dispute whether J.D. Edwards has been reasonable in interpreting “Cause” or “Performance,” then in such event Saxton may submit the matter to arbitration. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made. The decision of the arbitrator shall be final and binding on both parties. Each party shall be responsible for its or her own expenses for the arbitrator’s fee, attorney’s fees, expert testimony, and for other expenses of presenting its or her case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

6.4.	Compensation Earned Prior to Termination. In the event that J.D. Edwards terminates Saxton for Cause during the Initial Employment Term or any renewal periods, Saxton shall be entitled to the compensation earned prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date including any pro rata bonuses accrued or payable for the fiscal year in which Saxton is so terminated and all benefits set forth in Section 4 of this Agreement. Saxton shall be entitled to no further compensation as of the date of termination.

6.5.	Renewal. This Employment Agreement shall be deemed automatically renewed for successive one (1) year periods without any further act of J.D. Edwards, unless, not later than thirty (30) days prior to the end of any period, either party provides the other with written notice of intent not to renew.

6.6.	Non-renewal. Any non-renewal of this Employment Agreement shall be treated as a termination of Saxton without Cause and be governed by the provisions of this Employment Agreement applicable to terminations without Cause, including, but not limited to, the payments and benefits due to Saxton under Sections 3, 4 and 5 of this Employment Agreement. Any non-renewal of this Employment Agreement by Saxton shall be treated as a voluntary termination and be governed by the provisions under Section 5 of this Employment Agreement.

7.	Cooperation. The parties hereto agree that, at all times during Saxton’s employment, and following termination of her employment, each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents that would tend to disparage or injure the reputation of the other party.

8.	Miscellaneous.

8.1.	Assignment. Neither J.D. Edwards nor Saxton may assign this Employment Agreement or any of their respective obligations hereunder.

8.2.	Notices. Any notice or other communication provided for or required by this Employment Agreement shall be given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile transmission or in person in each case to the following address:

To J.D. Edwards:

J.D. Edwards & Company

One Technology Way

Denver, Colorado 80237

Attn: Vice President, General Counsel

To Pamela L. Saxton:

Pamela L. Saxton

“XXXXXX”

“XXXXXX”

Or at such other address or addresses as J.D. Edwards or Saxton may designate.

8.3.	Governing Law. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

8.4.	Severability. If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless to do so would clearly violate the present legal and valid intention of the parties hereto.

8.5.	Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

8.6.	Amendment. No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Saxton and a duly authorized officer of J.D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or parties to be charged.

8.7.	Benefit. This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Saxton and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.

This Employment Agreement must be executed by Pamela L. Saxton and J.D. Edwards by April 30, 2002, or the agreement will become null and void and of no effect.

J.D. EDWARDS & COMPANY		Pamela L. Saxton

By:	/s/ Richard G. Snow, Jr.	By:	/s/ Pamela L. Saxton
	(Authorized Signature)	Pamela L. Saxton
2197089

Richard G. Snow
Vice President, General Counsel & Secretary

SCHEDULE OF ATTACHMENTS

ATTACHMENT A – JOB DESCRIPTION

ATTACHMENT B – SEPARATION AGREEMENT

ATTACHMENT C – INDEMNIFICATION AGREEMENT

ATTACHMENT D – DIRECT COMPETITORS

Job Description	Attachment A

Vice President Finance/Corporate Controller

Summary: Manage the company’s worldwide accounting and financial reporting functions. Establish accounting policies and procedures. Ensure that all transactions related to general ledger, cash, receivables, payables and taxes are conducted in accordance with generally accepted accounting principles. Aid senior management in corporate and department planning and results management. May prepare regular financial reports.

FLSA Status:	Exempt

Job Level	Vice President

Job Group	Finance & Accounting

Reports to:	Chief Financial Officer

Duties and Responsibilities:

1.	Direct all aspects of accounting operations, overseeing all transactions related to general ledger, receivables and payables, taxes, supply chain sourcing, and payroll.

2.	Analyze company’s financial results with respect to profits, trends, costs and compliance with budgets.

3.	Develop and maintain all necessary accounting policies and systems, including general ledger and financial reporting. Ensure that records are maintained in accordance with generally accepted accounting principles.

4.	Assist senior management in financial planning and results management.

5.	Other duties as assigned.

Educational and Experience Requirements:

Bachelor’s degree in business, finance or accounting; CPA desirable. Minimum 10+ years total accounting experience, plus 5+ years in accounting management.

Completed by: Kate Waggoner

Date: January 25, 2002

Attachment B

SEPARATION AGREEMENT

This Separation Agreement (referred to as “the Agreement”) is made by and between J.D. Edwards & Company, J.D. Edwards World Solutions Company and J.D. Edwards World Source Company (collectively “J.D. Edwards”), corporations having their principal place of business at 7601 Technology Way, Denver, Colorado 80237, and NAME (referred to as “You” and by “Your”). You and J.D. Edwards are each referred to as a “party” and both are referred to as “parties.”

Whereas, you entered into a certain Employment Agreement between You and J.D. Edwards effective as of DATE (the “Employment Agreement”), which among other things sets out the terms of Your severance arrangement should you resign your position with J.D. Edwards prior to DATE; Whereas, You have resigned from your position with J.D. Edwards effective DATE (the “Separation Date”); and Whereas, You and J.D. Edwards desire to resolve any and all claims and disputes between You and J.D. Edwards, including, without limitation, those related to Your employment by, or separation from, J.D. Edwards or alleged representations, contracts, and agreements (written, oral, or implied) regarding Your employment by J.D. Edwards; and

In consideration of the mutual promises expressed herein and the payment to be made to You, You and J.D. Edwards agree as follows:

1.	Payments. No later than forty five (45) calendar days following the Effective Date of this Agreement and provided that this Agreement has not been revoked by You under Section 5 hereof, J.D. Edwards will pay You the gross sum of $AMOUNT, which amount represents 52 weeks (the period beginning on the Separation Date and continuing for this number of weeks (the “Severance Period”)) of Your salary due and payable through the Separation Date. If you so elect, Your medical, dental, and vision coverage will continue through the end of the month of your Separation Date. You may continue Your coverage further, through the end of the Severance Period, by paying the employee portion of your premiums during Your Severance Period, during which period J.D. Edwards shall continue to pay the employer portion of Your premiums. Following your Severance Period, You may continue your Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage by paying the full COBRA premiums for such coverage until Your coverage under COBRA terminates. The parties expressly agree that the payments made under this section exceed any compensation or benefits that You would otherwise be entitled to if You had not executed this Agreement. The payments will be reduced by any amounts owed J.D. Edwards, amounts that J.D. Edwards may be responsible for on a J.D. Edwards company program charge card, and the amount of applicable taxes withheld by J.D. Edwards, which will be withheld at the supplemental tax rate. If you become re-employed by J.D. Edwards within the Severance Period, You shall return to J.D. Edwards on a pro-rated basis any amounts paid under this Agreement. For example, if You receive USD8,000 under this Agreement, Your Severance Period is four months, and you begin re-employment with J.D. Edwards two months after the Separation Date, You shall pay J.D. Edwards USD4,000 through payroll deduction or other means. J.D. Edwards shall also provide You with outplacement services at no charge to You.

2.	Waiver and Release. You acknowledge and agree that You are aware of Your legal rights concerning Your employment with J.D. Edwards. You (for Yourself and Your heirs, legal representatives and assigns) hereby waive, and generally release J.D. Edwards and all affiliates, officers, directors, employees and agents of J.D. Edwards from, and agree not to sue J.D. Edwards for, any claims or causes of action, whether known or unknown, which You have or may have against J.D. Edwards. This includes, but is not limited to, any claims or causes of action arising under any federal, state or local laws dealing with employment discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the American with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Family Medical Leave Act; and any applicable state or local discrimination provisions) and any claims or causes of action for wrongful discharge relating to Your employment and termination of employment other than for termination for Cause or for Performance which, if any dispute arises between the parties, will be subject to the terms of Section 6.4, Dispute Resolution, of the Employment Agreement.

3.	Mistake. You understand that, after the date of this Agreement, You may discover facts different from, or in addition to, those which You now know or believe to be true with respect to the claims released or waived above and that, as part of the consideration contained in this Agreement, You expressly assume the risk that the Agreement was made on the basis of a mistake or mistakes, mutual or unilateral, of any nature whatsoever. You intend that this Agreement shall not be rescinded, reformed, modified, voided, or changed in any way on the basis of any mistake or mistakes whatsoever.

4.	No Liability. The Payment is not intended to be, and shall not be construed as, an admission of liability or wrongdoing on the part of any Releasee. No Releasees have admitted, nor do they admit, that they engaged in any wrongful or unlawful act, or that they violated any federal, state, or local statute, law, regulation, ordinance, order, or principle of law, and further expressly deny such violation.

5.	Revocation. You have seven (7) calendar days after Your execution of this Agreement (the “Revocation Period”) in which to revoke this Agreement by so notifying Heather Ferguson at J.D. Edwards. This Agreement shall be effective the eighth day after Your execution of this Agreement (the “Effective Date”), provided that You have not revoked this Agreement.

1

Attachment B

6.	Future Cooperation/Noncompete. You shall cooperate, at J.D. Edwards’ expense, with J.D. Edwards in connection with any legal proceeding in which J.D. Edwards is or may become a party. In consideration of the payments set forth above, You agree not to perform services as an employee, consultant, or contractor with any of Ariba, Great Plains, i2, IFS, Intentia, Lawson, Manugistics, Onyx, Oracle, Paragon, Peoplesoft, Pivotel, QAD, SAP, Siebel, and Synquest for a period of one (1) year from the Effective Date of this Agreement.

7.	Effect on existing agreements. Notwithstanding this Agreement, the limited specific provisions of any agreements between You and J.D. Edwards relating to confidentiality, unfair competition, noncompetition, employee solicitations, and inventions are unaffected and remain in full force and effect. All other provisions of all other agreements between You and J.D. Edwards shall be superseded and become null and void upon the effective date of this Agreement. Effective DATE, since You are no longer a corporate officer, You will hereby released from the J.D. Edwards’ insider trading policy. You shall promptly return to J.D. Edwards all J.D. Edwards’ property.

8.	Confidentiality/Non-disparagement. Neither party shall disclose the existence, facts, or terms of this Agreement to anyone other than immediate family, accountants, attorneys, or financial or tax advisors who have been advised of, and agree to maintain, its confidentiality. Neither party shall not do or say anything that portrays You or J.D. Edwards or its management, employees, products, or services in a negative light.

9.	Miscellaneous. This Agreement along with the Employment Agreement constitutes the complete and exclusive agreement between the parties concerning the subject matter hereof and supersedes any prior communication regarding such subject matter. This Agreement may not be canceled or modified unless in writing signed by You and a vice-president or more senior officer of J.D. Edwards. Any waiver of any default or breach of this Agreement shall be effective only if in writing and signed by an authorized representative of the party providing the waiver. No such waiver shall be deemed to be a waiver of any other or subsequent breach or default. In entering into this Agreement, You represent and warrant that You are not relying, and will not rely, on any promises, inducements, or representations made by or on behalf any Releasee with respect to the subject matter of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, assigns, directors, officers, agents, and employees. This Agreement will be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. If any judicial or administrative authority determines that any term of this Agreement is invalid or illegal, such determination shall not apply to the remaining terms of this Agreement and all remaining provisions of this Agreement shall remain in full force and effect.

YOU HAVE FULLY READ, UNDERSTAND THE SIGNIFICANCE AND CONSEQUENCES OF, AND FREELY AGREE TO BE BOUND BY THIS AGREEMENT. YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THE PURPOSE AND EFFECT OF THIS AGREEMENT BEFORE SIGNING.

YOU UNDERSTAND THAT APPLICABLE LAW PROVIDES YOU WITH FORTY-FIVE (45) CALENDAR DAYS IN WHICH TO CONSIDER THIS AGREEMENT. BY SIGNING THIS AGREEMENT BEFORE THE END OF THE 45-DAY PERIOD, YOU ARE INDICATING THAT YOU ARE FREELY WAIVING THE BALANCE OF THIS PERIOD.

YOU HAVE SEVEN (7) CALENDAR DAYS FROM THE DATE OF YOUR SIGNATURE BELOW IN WHICH TO REVOKE THIS AGREEMENT AS PERMITED IN SECTION 5.

J.D. EDWARDS

By
	(Authorized Signature)	(Your Signature)

	(Print or Type Name)	(Print or Type Name)

	(Title)	(Print Address)

(Date)

2

Attachment C

J.D. EDWARDS & COMPANY

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of                         , by and between J.D. Edwards & Company, a Delaware corporation (the “Company”), and                          (“Indemnitee”).

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its related entities;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein;

NOW, THEREFORE, the Company and Indemnitee hereby agree as set forth below.

1.	Certain Definitions.

(a)	“Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period

Attachment C

of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)	“Claim” shall mean with respect to a Covered Event (as defined below): any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c)	References to the “Company” shall include, in addition to J.D. Edwards & Company, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which J.D. Edwards & Company (or any of its wholly-owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)	“Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

Attachment C

(e)	“Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(f)	“Expense Advance” shall mean a payment to Indemnitee pursuant to Section 3 of Expenses in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g)	“Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)	References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)	“Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j)	“Section” refers to a section of this Agreement unless otherwise indicated.

(k)	“Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

Attachment C

2.	Indemnification.

(a)	Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b)	Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)	Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefore, and, subject to the provisions of Section 15, the Company hereby consents to service of process and to appear in any such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)	Selection of Reviewing Party: Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the

Attachment C

Company’s certificate of incorporation or bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)	Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.	Expense Advances.

(a)	Obligation to Make Expense Advances. The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefore by the Company.

(b)	Form of Undertaking. Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

(c)	Determination of Reasonable Expense Advances. The parties agree that for the purposes of any Expense Advance for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such Expense Advance that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

4.	Procedures for Indemnification and Expense Advances.

(a)	Timing of Payment. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable

Attachment C

after written demand by Indemnitee therefore is presented to the Company, but in no event later than forty-five (45) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) business days after such written demand by Indemnitee is presented to the Company.

(b)	Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)	No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)	Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)	Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the

Attachment C

defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.

5.	Additional Indemnification Rights; Nonexclusivity.

(a)	Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s certificate of incorporation, the Company’s bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b)	Nonexclusivity. The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s certificate of incorporation, its bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under

Attachment C

any insurance policy, provision of the Company’s certificate of incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder.

7.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.	Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9.	Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10.	Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)	Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)	Claims Initiated by Indemnitee. To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to

Attachment C

indemnification under this Agreement or any other agreement or insurance policy or under the Company’s certificate of incorporation or bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (relating to indemnification of officers, directors, employees and agents; and insurance), regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c)	Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)	Claims Under Section 1641. To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.	Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director,

Attachment C

officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13.	Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

14.	Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.	Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to

Attachment C

the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.	Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.	Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.	Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.	Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.	No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

Attachment C

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

J.D. EDWARDS & COMPANY

By:
Name:
Title:
Address:	J.D. Edwards & Company
One Technology Way
Denver, CO 80237
AGREED TO AND ACCEPTED BY:

INDEMNITEE

(Signature)

[NAME OF PERSON]
Address

Attachment D

DIRECT COMPETITORS

OF

J.D. EDWARDS & COMPANY

BROAD APPS	CRM	SUPPLY CHAIN	HORIZONTAL

Great Plains	Onyx	I2	Ariba
IFS	Pivotel	Manugistics
Intentia	Siebel	Paragon
Lawson		Synquest
Oracle
PeopleSoft
QAD
SAP